Exhibit 10.25

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of the 1st day of January 2020, between Sotherly Hotels Inc., a Maryland corporation (the “Company” or “Employer”), and David R. Folsom (the “Executive”).

RECITALS:

WHEREAS, the Company is in the business of owning and developing hotels; and

WHEREAS, Employer and Executive entered into an employment agreement, dated January 1, 2016, to engage Executive to serve as President and Chief Operating Officer of the Company (the “Prior Employment Agreement”); and

WHEREAS, the Executive will assume the role of President and Chief Executive Officer as of December 31, 2019; and

WHEREAS, in connection with Executive’s new position, the Employer and Executive desire to enter into this new Agreement as of the date hereof on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as President and Chief Executive Officer of the Company and shall have such duties as are typically performed by a president and chief operating officer of a corporation of similar size and type as the Company. The Executive shall render his services at the direction of, and shall report to, the Board of Directors of the Company and its Chairman. The Executive agrees to use best efforts to promote and further the business, reputation and good name of the Company. The Executive’s primary place of employment shall be in the Williamsburg, Virginia area, or such other location as determined by the Company’s Board of Directors.

Section 2. Commencement Date; Term. Employment of Executive shall continue on the terms herein from and after the date set forth above (the “Commencement Date”) and shall continue during the period ending on December 31, 2024, unless terminated prior to such date pursuant to Section 6 hereof. Following December 31, 2024, the term of the Agreement shall be extended for an additional year, on each anniversary of the Commencement Date, unless either party gives 180 days prior written notice that the term will not be extended (the “Employment Term”). The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6 hereof. For the avoidance of doubt, prior to the Commencement Date the Prior Employment Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Executive and the Company.

Section 3. Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive an annualized salary (the “Salary”) of Five Hundred Fifty Thousand Dollars ($550,000.00). During the term of this Agreement, the Nominating, Corporate Governance and Compensation Committee of the Company’s Board of Directors (“Committee”) shall review Executive’s Salary annually in conjunction with its regular review of employee salaries and may increase his Salary as in effect from time to time as the Committee shall deem appropriate, it being understood and agreed that the intent of the parties that Executive’s salary increases are subject to the satisfactory performance of Executive; provided, however, that the Executive’s Salary shall be increased annually to account for the CPI Adjustment. The Salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on the Company’s regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive.

(b) Annual Performance Bonus. The Executive shall be eligible to receive, in respect of each calendar year during the Employment Term, an annual cash performance bonus (the “Annual Performance Bonus”) with a target between twenty-five percent (25%) and thirty-five percent (35%) of Salary for that calendar year, based upon (other than as noted below) the attainment of quantitative performance goals set forth in a performance plan established by the Committee by January 31 of each year (the “Performance Plan”). The Annual Performance Bonus shall be paid to the Executive within thirty (30) days following the receipt of the audited results of the Company for the calendar year, but in no event later than sixty (60) days after the close of the calendar year. If necessary, the Annual Performance Bonus shall be granted under a performance-based plan that meets the requirements under Section 162(m) of the Internal Revenue Code (the “Code”).

(c) Stock Ownership / Stock Options.

(i) The Company shall provide Executive a one-time grant of thirty thousand (30,000) shares of common stock of the Company, subject to the following terms and conditions.

(ii) No shares of stock shall vest until the earliest of any of the following occurrences: (1) Executive’s death, (2) Executive’s Disability (as defined in Section 6(b)), (3) Executive’s termination without Cause (as defined in Section 6(c) and 6(d)), (4) Executive’s resignation for Good Reason (as defined in Section 6(e)), (5) the expiration of this Agreement as a result of the Company’s election not to renew the Agreement (as described in Section 2), (6) the extension of this Agreement for a one-year renewal term by virtue of neither party providing notice not to extend, pursuant to Section 2 (which extension shall be deemed to occur on January 1, 2025), or (7) the execution of a new or successor employment agreement between the parties at any time on or before December 31, 2024 (which execution shall be deemed to occur on the date it has been signed by both parties).

(iii) If vesting occurs as a result of any of the events described in (1) through (6) in paragraph (ii) above, the full amount of shares shall immediately vest and be delivered to Executive as of the date of the occurrence of such event. If vesting occurs as a result of the event described in (7) above, the shares shall vest and be delivered in five equal installments of six thousand (6,000) shares each year for five (5) years, with the first installment vesting on the date of execution of the new or successor agreement, and subsequent installments vesting on each anniversary of such execution.

(iv) In the event that Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or by virtue of the expiration of this Agreement as a result of the Executive’s election not to renew the Agreement, the full amount of the shares shall be forfeited.

(v) In the event that the shares vest in accordance with (7) in paragraph (ii) above, the new or successor employment agreement between the parties shall provide for accelerated vesting of any undelivered and/or unvested amount of shares in the event that Executive’s employment is terminated, prior to the expiration of the five-year vesting period, by the Company without cause, as a result of Executive’s death or disability, or by the Executive for good reason, in each case as may be defined in such new or successor agreement.

(vi) In addition to the shares described above in this Section 3(c), the Company may grant to Executive stock options, performance shares, performance units, deferred shares or restricted stock from time to time under the terms of a separate agreement, and consistent with the terms of any stock incentive plan which may be established and adopted by the Company.

(d) Benefits. In addition to the Salary and the Annual Performance Bonus, the Executive shall be eligible to participate in the Company’s health, insurance, retirement and other benefit plans and programs. The Executive shall also be entitled to four (4) weeks of paid vacation for each calendar year during the Employment Term. Additionally, Executive will be entitled to two (2) weeks paid time for illness and personal leave, and all Company holidays. The Executive shall be entitled to all other benefits as are generally allowed to other senior executives of the Company, in accordance with the Company’s policies in effect from time to time.

(e) Directors and Officers Liability Insurance. The Company will, at its expense, provide the Executive with Directors and Officers Liability Insurance, subject to the provisions governing such insurance and on such terms as the Board of Directors may from time to time decide. The Company will indemnify Executive and hold Executive harmless, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company at any time.

(f) Insurance and Other Related Benefits. Company shall pay for one hundred percent (100%) of all health insurance premiums under a policy covering Executive and his immediate family. During the Employment Term, the Company shall maintain on the life of Executive, provided he is insurable, at standard rates a term life insurance policy in the amount of One Million Dollars ($1,000,000.00). Executive shall have the right to designate the beneficiary or beneficiaries of such policy. In the event that Executive is not insurable during the term of this Agreement due to illness, accident, injury or other similar event, the Company shall maintain the term life insurance policy in the amount of One Million Dollars ($1,000,000.00), but Executive agrees to pay the difference between the normal standard rate premium for an equivalent insurable person and the non-standard rate which is quoted given the circumstances surrounding Executive’s reduced insurability. During the Employment Term, the Company shall also maintain for the benefit of the Executive disability insurance such that Executive will be entitled to receive monthly payments not less than the monthly payments made pursuant to Section 3(a) hereof at the time of any event causing his complete or partial disability.

(g) Other Benefits. Executive is entitled to visit the hotels in the Company’s portfolio and utilize same for leisure (on a space available basis) or business at no cost to Executive.

(h) Retirement. To the extent a retirement or profit-sharing plan is established and adopted by the Company, Executive shall be entitled to participate in said plan pursuant to applicable law.

(i) No Other Compensation. Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered hereunder.

(j) Taxation and Withholding. The compensation and benefits provided for in this Section 3 (as well as the Termination Payments provided for in Section 6(g)) shall be reported as income to Executive and subjected to tax withholding as required under applicable Federal, state and local laws.

(k) Reimbursements. Payment or reimbursement of expenses incurred by the Executive pursuant to the provisions of this Section 3, other than reimbursements that would otherwise be exempt from income or the application of Section 409A of the Code, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 4. Exclusivity. During the Employment Term, the Executive shall devote substantially all of his business time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors and/or the Chairman. The Executive shall use reasonable efforts to serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that: (i) the Executive may participate in the activities of professional trade organizations and engage in personal investing activities, provided that such activities do not interfere in any material respect with the services to be provided by the Executive hereunder and are not in companies that compete with the Company; (ii) the Executive may serve in local or state political office, or on any community or residential boards or associations, so long as any such role is of a part-time nature and the performance of Executive’s duties in such role(s) does not interfere in any material respect with the services to be provided by him hereunder; and (iii) the Executive may engage in reasonable and ordinary levels of activity with any charitable, eleemosynary, civic, and/or religious organizations.

Section 5. Reimbursement for Expenses. In addition to, but without duplication of, the expenses described in Section 3(k), the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including, without limitation, expenses for travel, entertainment, maintaining professional licenses and certifications, trade association fees, attendance at association meetings and conferences, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive only the Accrued Compensation (as hereinafter defined) pursuant to Section 6(g)(iii) hereof and no other severance compensation.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless and until the Executive begins to receive disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive (hereinafter referred to as “Disability”). This Section 6(b) shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws. The Executive’s employment shall terminate in the event of his Disability, and Executive shall be entitled to receive only the Accrued Compensation pursuant to Section 6(g)(ii) hereof and no other severance compensation. The Executive shall receive those benefits pursuant to Section 3(f) as well.

(c) Cause. The Company may terminate the Executive’s employment at any time, with Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s failure (except where due to a Disability contemplated by subsection (b) hereof), neglect, or refusal to perform his material duties hereunder; (ii) any breach of this Agreement by the Executive (or any grossly negligent, willful or intentional act of the Executive); (iii) material breach by the Executive of his obligations under this Agreement; (iv) Executive’s gross negligence in the performance or intentional, material nonperformance of any of Executive’s material duties and responsibilities hereunder; (v) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (vi) the Executive’s conviction of, or pleading of no contest to a felony or any misdemeanor involving fraud; (vii) the commission by the Executive of an act of fraud or embezzlement, or any other act involving the misappropriation of funds or assets of the Company; or (viii) Executive’s violation of the Company’s then existing drug and alcohol policy, but only after Executive has been provided the opportunity to obtain treatment and rehabilitation for any substance abuse problem that led to such violation and Executive has refused to obtain such treatment, failed to complete it, or engaged in a second violation after treatment and rehabilitation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Cause shall not exist pursuant to clauses (i), (ii), (iii), (iv), (v), or (vii) of this Section 6(c) unless the Executive’s acts or omissions have injured the reputation or business of the Company or its affiliates in any material respect. In addition, Cause shall not exist pursuant to clauses (i), (ii), (iii), (iv), (v), or (vii) of this Section 6(c) unless the Executive has failed to correct the activity alleged to constitute Cause within ten (10) days following written notice from the Company of such activity, which notice shall specifically set forth the nature of such activity and the corrective action reasonably sought by the Company. Notwithstanding the foregoing, the termination of the Executive’s employment for Cause shall be pursuant to the action of the Board of Directors, taken in conformity with the Bylaws of the Company. In the event of Executive’s termination for Cause as set forth above, Executive shall receive the Accrued Compensation, but shall not be entitled to any severance compensation.

(d) Without Cause. The Company may terminate the Executive’s employment during the Employment Term without Cause at any time by giving 60 days’ written notice to the Executive. A termination of the Executive’s employment without Cause shall mean a termination initiated by the Company for any reason other than (i) Cause or (ii) on account of death or Disability. A termination without Cause shall be effective immediately upon notice given by the Company to the Executive, or such later date as may be mutually agreed between the Executive and the Company. Upon a termination of employment without Cause, Executive shall be entitled to the compensation payments provided in Section 6(g)(i).

(e) Resignation/Termination for Good Reason. The Executive shall have the right to terminate his employment for Good Reason under any of the following circumstances: (i) the failure by the Company to pay to the Executive the compensation and benefits, or expense reimbursement in accordance with Sections 3 and 5 herein; (ii) a material diminution in the

Executive’s responsibilities or authority, or diminution of the Executive’s title; (iii) if the location of the Company’s principal place of business is moved to another location more than sixty (60) miles away from Williamsburg, Virginia; (iv) any material breach of this Agreement by the Company; (v) the failure of Mr. Andrew M. Sims to act as Chairman of the Board of Directors of the Company; or (vi) for any reason within twelve (12) months following a Change in Control (as defined below) of Employer; provided that in each case, the Executive must provide written notice of termination of employment for Good Reason within thirty (30) days following the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason hereunder. Upon termination pursuant to this Section 6(e), Executive shall be entitled to the compensation payments provided in Section 6(g)(i).

Notwithstanding the foregoing, in the case of resignation by Executive pursuant to clause (i), (ii), (iii), or (iv) above, Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within thirty (30) days after receipt of written notice thereof given by the Executive.

For purposes of this Agreement, “Change in Control” shall mean the following events or circumstances that occur after the Commencement Date:

(A) The ownership or acquisition (whether by a merger contemplated by Section 6(e)(B) below, or otherwise) by any Person (other than a Qualified Affiliate (as defined below)), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of (1) the Company’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(B) The merger or consolidation of the Company with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including then exercisable conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 6(e)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(C) Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company;

(D) Incumbent Directors cease to be two-thirds (2/3) of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the Commencement Date or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by at least two-thirds (⅔) of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation;

(E) the complete liquidation or dissolution of the Company; or

(F) A Change in Control shall also be deemed to have occurred immediately before the completion of a tender offer for the Company’s securities representing more than fifty percent (50%) of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(G) For purposes of this Agreement, the following definitions shall apply:

(a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and

(d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person consisting or controlled in whole or in part of or by the Employee or one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the Company as indicated in its most recent securities filing made before the date of the transaction.

(f) Resignation without Good Reason. The Executive may resign his employment without Good Reason at any time by providing 30 days’ written notice to the Company. In the event of a resignation without Good Reason, the Company shall provide Executive the Accrued Compensation, but he shall not be entitled to severance. The Company may, in its sole discretion, at any time after notice of termination without Good Reason has been given to the Company by the Executive, terminate this Agreement, provided that, in addition to any amount payable to the Executive under this paragraph and Section 6(g) herein, the Company shall pay to the Executive (without duplication) his then current Salary and continue benefits provided pursuant to Section 3(d) herein, for the duration of the unexpired notice period.

(g) Termination Payments.

(i) Termination without Cause or By Executive for Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the sum of the following amounts:

(A) all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, any accrued but not yet paid Annual Performance Bonus owed for the year prior to Executive’s termination, vesting of any previously issued stock options or restricted stock, payment of life, health and disability insurance coverage for a period of five (5) years following termination, and unreimbursed expenses; provided, however, that the Company’s obligation to pay life, health and/or disability insurance shall terminate prior to such fifth year anniversary if Executive accepts other employment that would reasonably be expected to provide such insurance;

(B), a severance payment equal to three (3) times the Executive’s combined Salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the Executive’s last day of employment; and

(C) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of payment, award, benefit or distribution) by the Company (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) the (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award; (ii) the payments under Section 6(g)(i)(B); (iii) all other payments under this Section 6(g)(i); and then (iv) the acceleration of vesting of restricted stock and stock options with an exercise price that does not exceed the then fair market value of the stock subject to the award. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

All determinations required to be made under this Section 6(g)(i)(C) shall be made by the public accounting firm that is selected by the Executive within ten (10) business days following notice of termination (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive. Notwithstanding the foregoing, in the event (i) the Board of Directors of the Company shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules; or (ii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control (where applicable), the Board of Directors of the Company and the Executive shall mutually appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to the Executive to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided below).

If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 6(g)(i)(C), (i) payment of the portion of any Underpayment that is taxes shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority; (ii) payment of the portion of any Underpayment that is interest or penalties incurred by the Executive with respect to such taxes shall not be made later than December 31 of the year next following the year in which the Executive incurs such interest or penalties, as applicable; and (iii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, local or foreign, shall not be made later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final nonapplicable settlement or other resolution of the litigation. If the Underpayment is a deferral of compensation, the amount of interest and penalties eligible for payment or reimbursement in any year shall not affect the amount of such interest and penalties eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.

(ii) Expiration of Agreement. If the Company elects not to renew this Agreement and it expires, the Company shall pay to the Executive: (A) all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, and accrued but not yet paid Annual Performance Bonus owed from the final year of Executive’s employment; (B) a severance payment equal to one (1) time the Executive’s combined Salary and actual bonus compensation for the preceding fiscal year, which shall be paid within five (5) days of the Executive’s last day of employment; and (C) payment of the full premium (including administrative fee) for continuing health insurance coverage under COBRA or any similar state law for a period of two (2) years following the expiration of the Agreement. The provisions of Section 6(g)(i)(C) shall apply to all payments made under this Section 6(g)(ii) to the extent relevant in accordance with applicable law. If the Executive elects not to renew this Agreement and it expires, the Company shall pay to the Executive all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, and accrued but not yet paid Annual Performance Bonus owed from the final year of Executive’s employment.

(iii) Limitations. Executive agrees that he shall not be entitled to any pro-rated payment of the Annual Performance Bonus for the year of Executive’s termination. Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Company or its affiliates to the contrary, if the Executive is entitled to the severance benefit provided in Section 6(g)(i) or (6(g)(ii), the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Company or its affiliates.

(iv) Termination due to Death or Disability. In the event that during the Employment Term the Executive’s employment is terminated by the Company due to the Executive’s death or Disability, the Company shall pay to the Executive, or the Executive’s estate, all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, and accrued but not yet paid Annual Performance Bonus owed from the year prior to Executive’s termination (the “Accrued Compensation”).

(v) Termination for Cause or By Executive without Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the Accrued Compensation.

(vi) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of amounts purportedly owing by Executive to the Company or amounts earned by Executive from any source. Any amounts due to Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(h) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(g) and 7 through 21 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

(i) Specified Employee Delay. The time and form of payment of any amount or benefits upon the Executive’s termination of employment described in the preceding provisions of this Section 6 (including expense reimbursements) shall be made in accordance with such Section, provided that if the Executive is a “specified employee” under Section 409A of the Code, payment shall be delayed until the earlier to occur of (i) the Executive’s death or (ii) the date that is six (6) months and one (1) day following the Executive’s termination of employment (the “Delay Period”), unless the payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A of the Code or as otherwise exempt from the provisions of Section 409A of the Code. Upon the expiration of the Delay Period, if any, all payments and benefits delayed pursuant to this paragraph shall be paid or reimbursed to Executive in a lump sum, and any remaining payments due under the preceding provisions of this Section 6, whichever is applicable, shall be payable at the same time and in the same form as such amounts and benefits would have been paid in accordance with their original payment schedule under this Section 6. For purposes of applying the provisions of Section 409A of the Code, each separately identified amount to which the Executive is entitled shall be treated as a separate payment. For purposes of this Section 6, no termination of employment shall be treated as having occurred unless such termination qualifies as a “separation from service” under Section 409A of the Code.

(j) Reimbursements. Payment or reimbursement of expenses incurred by the Executive pursuant to the provisions of this Section 6, other than reimbursements that would otherwise be exempt from income or the application of Section 409A of the Code, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. If the Executive is a “specified employee” under Section 409A of the Code, the full cost of the continuation or provision of life, health and disability insurance coverage under any provision of this Section 6 (other than any cost of any coverage that is exempt from Section 409A of the Code) shall be paid by the Executive until the end of the Delay Period, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the day following the Delay Period.

(k) No Acceleration. Notwithstanding anything in this Agreement to the contrary, the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any stock options, restricted stock or other equity-based award, payment or amount that provides for the “deferral of compensation” under Section 409A of the Code, shall not be accelerated except as otherwise permitted under Section 409A of the Code and the guidance and Treasury regulations issued thereunder.

Section 7. Confidentiality and Non-Disclosure Covenants.

(a) Confidential Information. The Company considers one of its most valuable assets to be its confidential and trade secret information, including, but not limited to, potential real estate acquisition targets and client lists of the respective hotel properties. Confidential Information shall not include information which: (i) has previously been disclosed by the Company in published papers; (ii) becomes part of the public domain, by publication or otherwise; and (iii) is not due to the direct or indirect acts or omissions of Executive. The parties to this Agreement recognize that the Company has invested and will invest considerable amounts of time and money in attaining and developing all of the information described above (hereinafter collectively referred to as “Confidential Information”), and any unauthorized disclosure or release of such Confidential Information in any form would harm the Company.

(b) Non-Disclosure of Confidential Information. Executive shall refrain from directly or indirectly disclosing to any third party, for any purpose other than for the direct benefit of the Company, any of the Company’s Confidential Information during his employ and thereafter, whatever the reason for his leaving the Company’s employment.

(c) Confidentiality of the Company’s Property. Executive recognizes that all of the documents and other tangible items which contain any of the Company’s Confidential Information are the Company’s property exclusively, including those documents and items which Executive may have developed or contributed to developing while employed by the Company, whether or not developed during regular working hours or on the Company’s premises.

(d) Executive recognizes that all materials, identification information, keys, computer software and hardware, computer programming libraries, manuals, databases, disks, tapes, patent applications, technical notes and equipment the Company provides for Executive are also the property of the Company exclusively. All items described in this and the preceding paragraph are hereinafter collectively referred to as the “Company’s Property”.

(e) Should Executive’s employment be terminated for any reason, Executive shall:

(i) Refrain from taking any of the Company’s Property or allowing any of the Company’s Property to be taken from the Company’s premises;

(ii) Refrain from reproducing in any manner or allowing to be reproduced any of the Company’s Property;

(iii) Refrain from removing any such reproduction from the Company’s premises; and

(iv) Immediately return to the Company any original or reproduction of the Company’s Property in his custody, control or possession.

Section 8. Non-Competition and Non-Solicitation Covenants. During his employment with the Company and for a period of one (1) year thereafter (the “Restricted Period”), except in the case of termination without Cause or resignation for Good Reason, whatever the reason for Executive’s termination of employment, unless Executive receives the Company’s advance written waiver, Executive shall not, either directly or indirectly, either on his own behalf or on behalf of another business, engage in or assist others in the following activities:

(a) Hiring for any business which competes with the Company’s Business (as defined below) any person (i) who was employed by the Company at any time during Executive’s employment, and (ii) who is employed by the Company at the time of, or was so employed during the twelve (12) months immediately prior to, the Executive’s hiring of such person;

(b) Soliciting for any business which competes with the Company’s Business, any competitive business from any person or entity that was a Company customer during the twelve (12) months immediately prior to Executive’s termination of employment, or from specific prospective customers solicited by the Company during the six (6) months immediately prior to Executive’s termination of employment, in each case where such customer or prospective customer was known to the Executive;

(c) Entering into, engaging in, being employed by, consulting, or rendering services for, any business which competes with the Company’s Business or business known to Executive to be conducted by the Company or planned to be conducted by the Company at the time of Executive’s separation from employment with the Company, in each case in the capacity of Chief Executive Officer or other title performing functions substantially similar to those performed by Executive as Chief Executive Officer of the Company. This provision shall not restrict Executive from owning a passive investment interest of the outstanding equity ownership or share in an organization represented by securities publicly traded on a recognized national securities exchange for exchange. For purposes of this Agreement, “Company’s Business” shall mean the operation of a publicly-owned real estate investment trust (REIT) in the hotel industry where the majority of the hotels owned by the REIT are located in the Market Area and are of the same general type as the majority of the hotels owned by the Company at the time of Executive’s separation from employment. “Market Area” shall be defined as Savannah, Georgia; Atlanta, Georgia; Raleigh, North Carolina; Wilmington, North Carolina; Jacksonville, Florida; Tampa, Florida; Hollywood, Florida; Louisville, Kentucky; Philadelphia, Pennsylvania; Laurel, Maryland; Arlington, Virginia; Houston, Texas; and any other city or metropolitan area within the United States in which a hotel owned by the Company or with respect to which the Company or an affiliate has an ownership interest is located as of the date of Executive’s separation from employment with the Company.

For the avoidance of doubt, the restrictions set forth in Section 8 of this Agreement shall not apply in the event that the Company terminates Executive’s employment without Cause, or Executive resigns his employment for Good Reason, both as defined herein.

Section 9. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 7 and 8 hereof, restraining the Executive from engaging in activities prohibited by Sections 7 and 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Sections 7 and 8 hereof.

Section 10. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 9 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Sections 7 and 8 hereof.

Section 11. Representations and Warranties. The Executive and the Company represent and warrant to the other as follows:

(a) This Agreement, upon execution and delivery by the Executive and the Company, will be the valid and binding obligation of the Executive and the Company enforceable against the Executive and the Company in accordance with its terms.

(b) As to the Executive only, neither the execution and delivery of this Agreement nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.

(c) The representations and warranties of the Executive and the Company contained in this Section 11 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 12. Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs, the Executive’s guardian in the event of the Executive’s disability, the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. The Company may assign this Agreement and its rights hereunder, but in the event of assignment, the assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Except as otherwise provided herein, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 13. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Ethical Conduct. Executive shall conduct business in an ethical manner by:

(a) Avoiding conflicts of interest;

(b) Complying with the Company’s Code of Conduct and Corporate Governance Principles;

(c) Refusing to accept, and reporting to the Company the offering of, anything of material value, including a gift, loan on preferential terms, reward, promise of future employment, favor or service which would influence a reasonably prudent person in the discharge of his duties for the Company or which is based on any understanding that his action would be influenced; and

(d) Abiding by policies and guidelines relating to ethical conduct which the Company may issue as it deems appropriate.

Section 15. Indemnification. The Executive and the Company shall enter into an indemnification agreement providing for the indemnification of Executive to the fullest extent permitted by Maryland law.

Section 16. Severability, Governing Law. The Executive acknowledges and agrees that the covenants set forth in Sections 7 and 8 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES. To the extent applicable, the parties waive their respective rights to a jury trial of any claim or cause of action based on or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

Section 17. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid

If to the Company: Sotherly Hotels Inc.

306 South Henry St., Suite 100

Williamsburg, Virginia 23185

If to Executive: David R. Folsom

306 South Henry St., Suite 100

Williamsburg, Virginia 23185

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the day of such mailing.

Section 18. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. The Prior Employment Agreement is hereby terminated and is of no further force or effect.

Section 20. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 22. Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or compliant with Section 409A of the Code to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Agreement so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Agreement will comply with Section 409A of the Code or any other provision of federal, state, local or non-United States law. Except as otherwise provided in Section 6(g)(i)(C) with respect to any excise tax imposed under Section 4999 of the Code, neither the Company, nor its affiliates, nor their respective directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOTHERLY HOTELS INC.

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Chairman of the Board of Directors

EXECUTIVE

By:	/s/ David R. Folsom
Name:	David. R. Folsom
Title:	President and Chief Executive Officer